Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109412) and related Prospectus of Valero L.P. and Valero Logistics Operations, L.P. for the registration of Common Units of Valero L.P. and Debt Securities of Valero Logistics Operations, L.P. and Form S-8 (Nos. 333-109451, 333-88264 and 333-81806) pertaining to the Valero GP, LLC 2003 Employee Unit Incentive Plan of our report dated March 11, 2004, with respect to the balance sheet of Riverwalk Logistics, L.P. as of December 31, 2003 included in this Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Antonio, Texas

March 11, 2004